SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                         Tumbleweed Communications Corp
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    899690101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ] Rule 13d-1(b)

              [ ] Rule 13d-1(c)

              [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 14 Pages


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 899690101                                               13 G                  Page 2 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital, L.P. ("August I")
                      Tax ID Number:  94-3228541
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        1,858,586 shares,  except that ACM, the general partner of August I, may
             BENEFICIALLY                     be deemed to have sole voting  power,  and John  Johnston  ("Johnston"),
             OWNED BY EACH                    David F. Marquardt ("Marquardt"), and Andrew S. Rappaport ("Rappaport"),
               REPORTING                      the  members of ACM,  may be deemed to have  shared  power to vote these
                PERSON                        shares.
                 WITH                -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,858,586 shares,  except that ACM, the general partner of August I, may be deemed to have sole dispositive power, and Johnston,  Marquardt,  and
                                              Rappaport,  the members of ACM,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        1,858,586
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     6.57%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                     PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 899690101                                               13 G                  Page 3 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Strategic Partners, L.P. ("Partners I")
                      Tax ID Number:  94-3228637
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        64,577 shares,  except that ACM, the general  partner of Partners I, may
             BENEFICIALLY                     be deemed to have sole voting  power,  and John  Johnston  ("Johnston"),
             OWNED BY EACH                    David F. Marquardt ("Marquardt"), and Andrew S. Rappaport ("Rappaport"),
               REPORTING                      the  members of ACM,  may be deemed to have  shared  power to vote these
                PERSON                        shares.
                 WITH                -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE  DISPOSITIVE  POWER
                                              64,577 shares,  except that ACM, the general  partner of Partners I, may be deemed to have sole dispositive power, and Johnston,  Marquardt,  and
                                              Rappaport,  the members of ACM,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       64,577
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.23%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 899690101                                               13 G                  Page 4 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Associates, L.P. ("Associates I")
                      Tax ID Number:  94-3228636
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X])
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        94,846 shares, except that ACM, the general partner of Associates I, may
             BENEFICIALLY                     be deemed to have sole voting  power,  and John  Johnston  ("Johnston"),
             OWNED BY EACH                    David F. Marquardt ("Marquardt"), and Andrew S. Rappaport ("Rappaport"),
               REPORTING                      the  members of ACM,  may be deemed to have  shared  power to vote these
                PERSON                        shares.
                 WITH                -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE  DISPOSITIVE  POWER
                                              94,846 shares, except that ACM, the general partner of Associates I, may be deemed to have sole dispositive power, and Johnston,  Marquardt,  and
                                              Rappaport,  the members of ACM,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        94,846
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     0.33%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                     PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 899690101                                               13 G                  Page 5 of 1 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Management, L.L.C. ("ACM")
                      Tax ID Number:  94-3228539
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        2,018,009  shares,  of which  1,858,586 are directly  owned by August I,
             BENEFICIALLY                     64,577  directly  owned by Partners I and 94,846 are  directly  owned by
             OWNED BY EACH                    Associates I. Johnston,  Marquardt,  and Rappaport,  the members of ACM,
               REPORTING                      may be deemed to have shared power to vote these shares.
                PERSON               -------- ------------------------------------------------------------------------
                 WITH                6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,018,009  shares,  of which  1,858,586 are directly  owned by August I,
                                              64,577 are directly owned by Partners I and 94,846 are directly owned by
                                              Associates I. Johnston,  Marquardt,  and Rappaport,  the members of ACM, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,018,009
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     7.14%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                     OO
------------ ---------------------------------------------------------------------------------------------------------
                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO. 899690101                                               13 G                  Page 6 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      John Johnston ("Johnston")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
               SHARES                         0 shares
            BENEFICIALLY             -------- ------------------------------------------------------------------------
            OWNED BY EACH            6        SHARED VOTING POWER
              REPORTING                       2,018,009  shares,  of which  1,858,586 are directly  owned by August I,
               PERSON                         64,577 are directly owned by Partners I and 94,846 are directly owned by
                WITH                          Associates  I. ACM is the  general  partner of August I,  Partners I and
                                              Associates  I, and  Johnston,  a member  of ACM,  may be  deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,018,009  shares,  of which  1,858,586 are directly  owned by August I,
                                              64,577 are directly owned by Partners I and 94,846 are directly owned by
                                              Associates  I. ACM is the  general  partner of August I,  Partners I and
                                              Associates  I, and  Johnston,  a member  of ACM,  may be  deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,018,009
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.14%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                     IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 899690101                                               13 G                  Page 7 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David F. Marquardt ("Marquardt")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
               SHARES                         0 shares
            BENEFICIALLY             -------- ------------------------------------------------------------------------
            OWNED BY EACH            6        SHARED VOTING POWER
              REPORTING                       2,018,009  shares,  of which  1,858,586 are directly  owned by August I,
               PERSON                         64,577 are directly owned by Partners I and 94,846 are directly owned by
                WITH                          Associates  I. ACM is the  general  partner of August I,  Partners I and
                                              Associates  I, and  Marquardt,  a member  of ACM,  may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,018,009  shares,  of which  1,858,586 are directly  owned by August I,
                                              64,577 are directly owned by Partners I and 94,846 are directly owned by
                                              Associates  I. ACM is the  general  partner of August I,  Partners I and
                                              Associates  I, and  Marquardt,  a member  of ACM,  may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,018,009
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.14%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 899690101                                               13 G                  Page 8 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Andrew S. Rappaport ("Rappaport")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        0 shares
             BENEFICIALLY            -------- ------------------------------------------------------------------------
             OWNED BY EACH           6        SHARED VOTING POWER
               REPORTING                      2,018,009  shares,  of which  1,858,586 are directly  owned by August I,
                PERSON                        64,577 are directly owned by Partners I and 94,846 are directly owned by
                 WITH                         Associates  I. ACM is the  general  partner of August I,  Partners I and
                                              Associates  I, and  Rappaport,  a member  of ACM,  may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,018,009  shares,  of which  1,858,586 are directly  owned by August I,
                                              64,577 are directly owned by Partners I and 94,846 are directly owned by
                                              Associates  I. ACM is the  general  partner of August I,  Partners I and
                                              Associates  I, and  Rappaport,  a member  of ACM,  may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        2,018,009
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     7.14%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                     IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP NO. 899690101                   13 G               Page 9 of 14 Pages
-----------------------------                     ------------------------------

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Tumbleweed Communications Corp

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------
                  2010 Broadway
                  Redwood City, California 94063

ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------
                  This statement is filed by August Capital, L.P., a Delaware limited partnership ("August I"), August Capital Strategic Partners, L.P., a Delaware limited partnership ("Partners I"), August Capital Associates, L.P., a Delaware limited partnership ("Associates I"), August Capital Management LLC, a Delaware limited liability company ("ACM"), John Johnston ("Johnston"), David F. Marquardt ("Marquardt"), and Andrew S. Rappaport ("Rappaport"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  ACM is the general partner of August I, Partners I and Associates I, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by August I, Partners I and Associates I. Johnston, Marquardt, and Rappaport are the managing members of ACM, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by August I, Partners I and Associates I.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------
                  The address of the principal business office for each of the Reporting Persons is:

                  August Capital
                  2480 Sand Hill Road, Suite 101
                  Menlo Park, California 94025

ITEM 2(c)         CITIZENSHIP:
                  ------------
                  August I, Partners I and Associates I are Delaware limited partnerships. ACM is a Delaware limited liability company. Johnston, Marquardt, and Rappaport are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------
                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------
                  899690101

ITEM 3.           Not Applicable

-----------------------------                     ------------------------------
CUSIP NO. 899690101                   13 G               Page 10 of 14 Pages
-----------------------------                     ------------------------------


ITEM 4.     OWNERSHIP:
            ----------
            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:


            (a)   Amount beneficially owned:
                  -------------------------
                  See Row 9 of cover  page for each  Reporting
                  Person.


            (b)   Percent of Class:
                  ----------------
                  See Row 11 of cover page for each  Reporting
                  Person.

            (c)   Number of shares as to which such person has:
                  --------------------------------------------

                (i)     Sole power to vote or to direct the vote:
                        ----------------------------------------
                        See Row 5 of  cover  page  for  each
                        Reporting Person.

               (ii)     Shared power to vote or to direct the vote:
                        ------------------------------------------
                        See Row 6 of  cover  page  for  each
                        Reporting Person.

               (iii)    Sole power to dispose or to direct the disposition of:
                        -----------------------------------------------------
                        See Row 7 of  cover  page  for  each
                        Reporting Person.

               (iv)     Shared power to dispose or to direct the disposition of:
                        -------------------------------------------------------
                        See Row 8 of  cover  page  for  each
                        Reporting Person.

-----------------------------                     ------------------------------
CUSIP NO. 899690101                   13 G              Page 11 of 14 Pages
-----------------------------                     ------------------------------


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               ---------------------------------------------

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
               ---------------------------------------------------------------

               Under certain circumstances set forth in the limited partnership agreements of August I, Partners I and Associates I, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
               ON BY THE PARENT HOLDING COMPANY:
               ----------------------------------------------------------

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               ---------------------------------------------------------

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:
               ------------------------------

               Not applicable

ITEM 10.       CERTIFICATION:
               -------------

               Not applicable

-----------------------------                     ------------------------------
CUSIP NO. 899690101                   13 G               Page 12 of 14 Pages
-----------------------------                     ------------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 7, 2000


                                      By: /s/ John Johnston
                                          --------------------------------------
                                          John  Johnston,  individually,  and on
                                          behalf of August I, in his capacity as
                                          a managing  member of ACM, the general
                                          partner  of  August  I, on  behalf  of
                                          Partners  I,  in  his  capacity  as  a
                                          managing  member of ACM,  the  general
                                          partner  of  Partners  I, on behalf of
                                          Associates  I,  in his  capacity  as a
                                          managing  member of ACM,  the  general
                                          partner of Associates I, and on behalf
                                          of ACM in his  capacity  as a managing
                                          member thereof.


                                      By: /s/ David F. Marquardt
                                          --------------------------------------
                                          David F. Marquardt


                                      By: /s/ Andrew S. Rappaport
                                          --------------------------------------
                                          Andrew S. Rappaport

-----------------------------                     ------------------------------
CUSIP NO. 899690101                   13 G              Page 13 of 14 Pages
-----------------------------                     ------------------------------


                                  EXHIBIT INDEX


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------                                                     -------------
Exhibit A:  Agreement of Joint Filing                            14

-----------------------------                     ------------------------------
CUSIP NO. 899690101                   13 G               Page 14 of 14 Pages
-----------------------------                     ------------------------------


                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Tumbleweed Communications Corp shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 7, 2000


                                      By: /s/ John Johnston
                                          --------------------------------------
                                          John  Johnston,  individually,  and on
                                          behalf of August I, in his capacity as
                                          a managing  member of ACM, the general
                                          partner  of  August  I, on  behalf  of
                                          Partners  I,  in  his  capacity  as  a
                                          managing  member of ACM,  the  general
                                          partner  of  Partners  I, on behalf of
                                          Associates  I,  in his  capacity  as a
                                          managing  member of ACM,  the  general
                                          partner of Associates I, and on behalf
                                          of ACM in his  capacity  as a managing
                                          member thereof.


                                      By: /s/ David F. Marquardt
                                          --------------------------------------
                                          David F. Marquardt


                                      By: /s/ Andrew S. Rappaport
                                          --------------------------------------
                                          Andrew S. Rappaport